Exhibit 99.1 NEWS RELEASE

127 Industry Boulevard • North Huntingdon, PA 15642 • (724) 863-9663

FOR IMMEDIATE RELEASE

The ExOne Company Reports 2020 First Quarter Results

•	Revenue of $13.4 million, up 40% over Q1 2019
•	Record backlog of $33.8 million
•	Cost reductions taken in anticipation of economic downturn from COVID-19

NORTH HUNTINGDON, PA, May 7, 2020 – The ExOne Company (Nasdaq: XONE), the global leader in industrial sand and metal 3D printers using binder jetting technology, today reported financial results for the first quarter ended March 31, 2020.

Revenue for the 2020 first quarter was $13.4 million, up 40% over last year’s first quarter.  Increases in both machine sales and recurring revenue contributed to the growth.  The Company reported a net loss of $0.22 per share in the 2020 first quarter, improved from a loss of $0.28 per share in the 2019 first quarter.

“Our strong backlog coming into the year and our new product introductions positioned us well for growth in the first quarter,” said John Hartner, ExOne CEO.  “Despite initial effects of COVID-19 on our business, our execution performance was solid.  Globally, our facilities continued to operate in support of our customers in critical industries and essential businesses, subject to social distancing and other procedures to keep our employees safe.”

He continued, “However, conditions clearly changed in March.  We previously anticipated that growth would continue during 2020, but the COVID-19 pandemic has impacted shipping, travel and installation schedules, as well as the timing of customer capital investments.  The uncertainty of our outlook caused by this situation prompted us to reduce our cost structure as we manage through these historic times.”

First Quarter 2020 Revenue – Driven by Growth in Machine Sales and Recurring Revenue

(compared with the prior-year period unless stated otherwise)

	Three Months Ended
(in millions)	March 31,
Revenue by Product Line	2020		2019		% Change
3D Printing Machines	$6.3	47%	$3.3	35%	90%
3D Printed and Other Products, Materials and Services	7.1	53%	6.3	65%	13%
Total Revenue	$13.4	100%	$9.6	100%	40%

Machine revenue nearly doubled to $6.3 million in the first quarter of 2020, up from $3.3 million in the prior-year period, benefiting from increased volumes and a favorable mix of machines sold.  In the 2020 first quarter, 14 machines were sold, of which five were indirect (sand) and nine were direct (metal) printing machines.  This compares with eight machines sold in the 2019 first quarter, consisting of two indirect and six direct printing machines.

Recurring revenue from 3D printed and other products, materials and services was $7.1 million in the first quarter of 2020, up 13% from $6.3 million in the prior-year period.  The 2020 first quarter included an increase in sales of consumables to our growing global installed base of machines as well as an increase in revenue associated with research and development (R&D) contracts.

Given the long sales cycle and significance of a machine’s average selling price relative to total revenue, fluctuations in machine-sale revenue vary from quarter to quarter.  ExOne does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger trends.

The ExOne Company Reports 2020 First Quarter Results

May 7, 2020

First Quarter Operations – Benefiting from Revenue Growth
(compared with the prior-year period unless stated otherwise)

($ in millions, except per-share amounts)	Q1 2020	Q1 2019	Change	% Change
Gross profit	$3.6	$2.6	$1.0	37%
Gross margin	27.1%	27.6%
Operating expenses (R&D, SG&A)	$8.6	$7.9	$0.7	32%
Net loss	$(3.6)	$(4.5)	$0.9	19%
Diluted EPS	$(0.22)	$(0.28)	$0.06	21%

Gross profit was $3.6 million in the 2020 first quarter.  Gross margin of 27.1% demonstrated solid execution on higher revenue volume, partially offset by approximately 160 basis points for the impact of the sale-leaseback of the Company’s European headquarters and operating facility in Gersthofen, Germany, which closed during the first quarter of 2020.

R&D expense was $2.5 million in the first quarter of 2020, up 2% from $2.4 million in the same period of 2019.  The increase was primarily due to employee-related costs from higher headcount, partially offset by a decrease in consulting and professional fees associated with lower machine development costs.

SG&A expense of $6.2 million in the 2020 first quarter was up 14% from $5.4 million in the 2019 first quarter.  The increase was primarily related to ExOne’s investment in its global sales and marketing infrastructure.

As a result of the completion of the sale-leaseback transaction, the Company recognized a gain of $1.5 million during the 2020 first quarter.

The Company recorded a tax provision of $0.2 million in the 2020 first quarter compared with a tax benefit of $0.8 million during the prior-year quarter.  The 2020 provision resulted from jurisdictional mix and the 2019 benefit resulted from the reversal of previously recorded liabilities for uncertain tax positions following completion of a tax examination.

Net loss for the 2020 first quarter was $3.6 million, or $0.22 loss per share, compared with a $4.5 million net loss, or $0.28 loss per share, in the first quarter of 2019.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”)*, a non-GAAP measure, was a $3.8 million loss in the 2020 first quarter compared with a $3.6 million loss in last year’s first quarter.

* See the attached table captioned “Adjusted EBITDA Reconciliation” for important disclosures regarding the Company’s definition and use of Adjusted EBITDA as well as a reconciliation of net loss (the most directly comparable measure under accounting principles generally accepted in the United States (“GAAP”)) to Adjusted EBITDA for the three months and years ended December 31, 2019 and 2018.  ExOne management believes that, when used in conjunction with other measures prepared in accordance with GAAP, Adjusted EBITDA assists in the understanding of its financial results.

Capitalization – Liquidity to Manage Through Uncertain Times and Support Growth Plans

Cash, cash equivalents and restricted cash as of March 31, 2020 were $17.3 million, compared with $6.2 million at December 31, 2019.  The increase was driven by the sale-leaseback transaction that closed during the first quarter of 2020, as previously announced.  There were no borrowings outstanding on the $10.0 million related party revolving credit facility at March 31, 2020.

Cash used for operating activities during the 2020 first quarter was $4.7 million, compared with $1.4 million in the first quarter of 2019.  The increased use of cash was primarily due to timing of working capital utilization, particularly customer deposits.

Cash capital expenditures were approximately $0.3 million in the first quarters of both 2020 and 2019.  For the rest of 2020, the Company expects additional cash capital expenditures between $1 million and $2 million.

Outlook – Interest in ExOne Technology Continues, but COVID-19 Pandemic Impacts Timing

Mr. Hartner noted, “We remain optimistic about our long-term growth prospects, driven by the continued adoption of additive manufacturing, the breadth of our updated machine portfolio, the diversity of our offerings and broad industry reach, as well as our active pipeline.  Further, the less cyclical recurring revenue that is inherent in our business model provides a solid base during an economic downturn.  Additionally, we believe that the COVID-19 crisis is causing businesses to accelerate evaluation of 3D printing to resolve their supply chain challenges.”

He concluded, “Despite our optimism and the strength of our current backlog, the magnitude and duration of the economic impact of the COVID-19 pandemic will likely affect the timing of our installations and customer order patterns in the near

The ExOne Company Reports 2020 First Quarter Results

May 7, 2020

term.  Nonetheless, we remain focused on advancing our binder jetting technology and driving profitable growth as the economy recovers.”

Webcast and Conference Call

ExOne will host a conference call and live webcast on Friday, May 8, 2020 at 8:30 a.m. Eastern Time.  During the conference call and webcast, management will review the financial and operating results for the 2020 first quarter, along with ExOne’s corporate strategies and outlook.  A question-and-answer session will follow.  The teleconference can be accessed by calling (201) 689-8470.  The webcast can be monitored on the Company’s website at www.investor.exone.com.

A telephonic replay of the conference call will be available from 11:30 a.m. Eastern Time on the day of the teleconference through Friday, May 15, 2020.  To listen to a replay of the call, dial (412) 317-6671 and enter the conference ID number 13700725, or access the webcast replay via the Company’s website, where a transcript will also be posted once available.

About ExOne

ExOne is the pioneer and global leader in binder jet 3D printing technology. Since 1995, we’ve been on a mission to deliver powerful 3D printers that solve our customers’ toughest problems and enable world-changing innovations. Our 3D printing systems quickly transform powder materials — including metals, ceramics, composites and sand — into precision parts, metalcasting molds and cores, and innovative tooling solutions. Industrial customers use our technology to save time and money, reduce waste, increase their manufacturing flexibility, and deliver designs and products that were once impossible. As home to the world’s leading team of binder jetting experts, ExOne also provides specialized 3D printing services, including on-demand production of mission-critical parts, as well as engineering and design consulting. Learn more about ExOne at www.exone.com or on Twitter at @ExOneCo.

Safe Harbor Regarding Forward Looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the Company’s future financial or business performance, strategies, or expectations. Forward-looking statements typically are identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” as well as similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could” and “may.”

The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, the following factors, among others, could cause results to differ materially from forward-looking statements or historical performance: the severity and duration of world health events, including the recent COVID-19 outbreak and the related economic repercussions and operational challenges; the Company’s ability to consistently generate operating profits; fluctuations in the Company’s revenues and operating results; the Company’s competitive environment and its competitive position; ExOne’s ability to enhance its current three-dimensional (“3D”) printing machines and technology and to develop and introduce new 3D printing machines; the Company’s ability to qualify more industrial materials in which it can print; demand for ExOne’s products; the availability of skilled personnel; the impact of loss of key management; the impact of market conditions and other factors on the carrying value of long-lived assets; the Company’s ability to continue as a going concern; the impact of customer specific terms in machine sale agreements on the period in which the Company recognizes revenue; risks related to global operations including effects of foreign currency and the COVID-19 global pandemic; the adequacy of sources of liquidity; the amount and sufficiency of funds for required capital expenditures, working capital, and debt service; dependency on certain critical suppliers; nature or impact of alliances and strategic investments; reliance on critical information technology systems; the effect of litigation, contingencies and warranty claims; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the impact of disruption of the Company’s manufacturing facilities or ExOne Adoption Centers; the adequacy of ExOne’s protection of its intellectual property; expectations regarding demand for the Company’s industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; and other factors beyond our control, including the impact of the COVID-19 global pandemic.

The ExOne Company Reports 2020 First Quarter Results

May 7, 2020

These and other important factors, including those discussed under Item 1A, “Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, and under Part II, Item 1A, “Risk Factors” and Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, may cause the Company’s actual results of operations to differ materially from any future results of operations expressed or implied by the forward-looking statements contained therein. Before making a decision to purchase ExOne common stock, you should carefully consider all of the factors identified in its Annual Report on Form 10-K and Quarterly Report on Form 10-Q that could cause actual results to differ from these forward-looking statements.

For more information, contact:

Douglas Zemba	Deborah K. Pawlowski / Karen L. Howard
Chief Financial Officer & Treasurer	Kei Advisors LLC
(724) 765-1331	(716) 843-3908 / (716) 843-3942
douglas.zemba@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

The ExOne Company Reports 2020 First Quarter Results

May 7, 2020

The ExOne Company

Statement of Consolidated Operations

(in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended		%
	March 31,		Change
	2020	2019
Revenue	$13,383	$9,579	40%
Cost of sales	9,754	6,937	41%
Gross profit	3,629	2,642	37%
Gross margin	27.1%	27.6%
Research and development	2,476	2,432	2%
Selling, general and administrative	6,163	5,423	14%
Gain from sale-leaseback of property and equipment	(1,462)	—	100%
	7,177	7,855	(9%)
Operating loss	(3,548)	(5,213)	32%
Interest expense	64	71	(10%)
Other (income) expense ̶ net	(190)	12	NM
	(126)	83	NM
Loss before income taxes	(3,422)	(5,296)	35%
Provision (benefit) for income taxes	226	(800)	NM
Net loss	$(3,648)	$(4,496)	19%
Net loss per common share:
Basic	$(0.22)	$(0.28)	21%
Diluted	$(0.22)	$(0.28)	21%
Weighted average shared outstanding (basic and diluted)	16,369	16,253

NM:  Not Meaningful

The ExOne Company Reports 2020 First Quarter Results

May 7, 2020

The ExOne Company
Consolidated Balance Sheet
(in thousands, except per-share and share amounts)

(Unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$16,813	$5,265
Restricted cash	508	978
Accounts receivable ̶ net	4,954	6,522
Current portion of net investment in sales-type leases	289	213
Inventories ̶ net	21,653	19,770
Prepaid expenses and other current assets	2,787	2,182
Total current assets	47,004	34,930
Property and equipment ̶ net	20,720	38,895
Operating lease right-of-use assets	4,789	432
Net investment in sales-type leases ̶ net of current portion	712	738
Other noncurrent assets	244	371
Total assets	$73,469	$75,366
Liabilities
Current liabilities:
Current portion of long-term debt	$155	$153
Accounts payable	4,385	5,818
Accrued expenses and other current liabilities	4,590	6,942
Current portion of operating lease liabilities	1,684	158
Current portion of contract liabilities	13,646	11,846
Total current liabilities	24,460	24,917
Long-term debt ̶ net of current portion	1,171	1,211
Operating lease liabilities ̶ net of current portion	3,105	274
Contract liabilities ̶ net of current portion	230	286
Other noncurrent liabilities	115	96
Total liabilities	29,081	26,784
Contingencies and commitments
Stockholders' equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 16,386,487 (2020) and 16,346,960 (2019) shares issued and outstanding	164	163
Additional paid-in capital	177,141	176,850
Accumulated deficit	(120,596)	(116,948)
Accumulated other comprehensive loss	(12,321)	(11,483)
Total stockholders' equity	44,388	48,582
Total liabilities and stockholders' equity	$73,469	$75,366

The ExOne Company Reports 2020 First Quarter Results

May 7, 2020

The ExOne Company
Statement of Consolidated Cash Flows
(in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Operating activities
Net loss	$(3,648)	$(4,496)
Adjustments to reconcile net loss to net cash used for operations:
Depreciation	923	1,165
Equity-based compensation	292	439
Amortization of debt issuance costs	19	23
Provision (recoveries) for bad debts ̶ net	51	(73)
Provision for slow-moving, obsolete and lower of cost or net realizable value inventories ̶ net	22	107
Foreign exchange (gains) losses on intercompany transactions ̶ net	(165)	(11)
Gain from sale-leaseback of property and equipment	(1,462)	—
Gain from disposal of property and equipment ̶ net	(2)	—
Deferred income taxes	195	—
Changes in assets and liabilities, excluding effects of foreign currency translation adjustments:
Decrease in accounts receivable	1,487	2,877
(Increase) decrease in net investment in sales-type leases	(50)	87
Increase in inventories	(2,146)	(1,576)
Increase in prepaid expenses and other assets	(672)	(509)
Decrease in accounts payable	(1,408)	(793)
Decrease in accrued expenses and other liabilities	(24)	(1,748)
Increase in contract liabilities	1,849	3,122
Net cash used for operating activities	(4,739)	(1,386)
Investing activities
Capital expenditures	(338)	(347)
Proceeds from sale of property and equipment	16,228	—
Net cash provided by (used for) investing activities	15,890	(347)
Financing activities
Payments on long-term debt	(39)	(36)
Proceeds from exercise of employee stock options	—	165
Taxes related to the net share settlement of equity-based awards	—	(68)
Other	(3)	(5)
Net cash (used for) provided by financing activities	(42)	56
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(31)	(121)
Net change in cash, cash equivalents, and restricted cash	11,078	(1,798)
Cash, cash equivalents, and restricted cash at beginning of period	6,243	9,140
Cash, cash equivalents, and restricted cash at end of period	$17,321	$7,342

Supplemental disclosure of noncash investing and financing activities
Transfer of internally developed 3D printing machines from inventories to property and equipment for internal use or leasing activities	$852	$819
Transfer of internally developed 3D printing machines from property and equipment to inventories for sale	$823	$—
Property and equipment included in accounts payable	$56	$23
Property and equipment included in accrued expenses and other current liabilities	$—	$7
Debt issuance costs included in accounts payable	$41	$—

The ExOne Company Reports 2020 First Quarter Results

May 7, 2020

The ExOne Company

Additional Information

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
3D printing machine units sold:
Direct (Metal)	9	6
Indirect (Sand)	5	2
	14	8

The ExOne Company

Adjusted EBITDA Reconciliation

(in millions)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net loss	$(3.6)	$(4.5)
Interest expense	0.1	0.1
Provision (benefit) for income taxes	0.2	(0.8)
Depreciation	0.9	1.2
Equity-based compensation	0.3	0.4
Gain from sale-leaseback of property and equipment	(1.5)	—
Other (income) expense ̶ net	(0.2)	0.0
Adjusted EBITDA	$(3.8)	$(3.6)

ExOne defines Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as net loss (as calculated under accounting principles generally accepted in the United States (“GAAP”)) plus interest expense, provision (benefit) for income taxes, depreciation, equity-based compensation, gain from sale-leaseback of property and equipment and other (income) expense – net. Use of Adjusted EBITDA, which is a non-GAAP financial measure, as defined under SEC rules, is intended as a supplemental measure of ExOne’s performance that is not required by, or presented in accordance with, GAAP. The presentation of Adjusted EBITDA is not intended to be a substitute for, and should not be considered in isolation from, net income (loss) reported in accordance with GAAP. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by unusual or non-recurring items.

The Company believes Adjusted EBITDA is meaningful to its investors to enhance their understanding of ExOne’s financial results. Although Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, the Company understands that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare ExOne’s performance with the performance of other companies that report Adjusted EBITDA. ExOne’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.